                                                                   EXHIBIT 10.24

                    AMENDED AND RESTATED SETTLEMENT AGREEMENT

     This Amended and Restated Settlement Agreement (the "Agreement") is entered into as of this 10th day of March, 2006 (the "Signing Date"), by and between RealNetworks, Inc., a corporation organized and existing under the laws of the State of Washington, and its subsidiaries (collectively, "Real"), and Microsoft Corporation, a corporation organized and existing under the laws of the State of Washington, and its subsidiaries (collectively, "Microsoft"). Real and Microsoft are each referred to in this Agreement as a "Party" and collectively as the "Parties." For purposes of the Agreement, references to Real and Microsoft shall include their respective Affiliates (as defined below).

     WHEREAS, Real filed a lawsuit in federal court in the United States alleging violations of antitrust laws, unfair competition laws and other claims and participated in proceedings in the European Union and with the Korean Fair Trade Commission asserting violation of applicable antitrust laws, more particularly described in Section 1 below and referred to collectively herein as the "Actions,"

     WHEREAS, Microsoft denied any and all liability to Real in connection with the matters described in the Actions and further denied that it violated any law, ordinance or regulation of any jurisdiction or engaged in any wrongdoing of any kind whatsoever,

     WHEREAS, Real and Microsoft, having determined it to be desirable to settle and resolve all claims asserted in the Actions, entered into the Settlement Agreement (the "Previous Agreement") dated as of the 11th day of October, 2005 (the "Effective Date"), and an amendment to the Previous Agreement dated as of the 3rd day of March, 2006 (the "Amendment"), for the purpose of compromising disputed claims and alleviating the expense, delay and inconvenience associated with the Actions, and

     WHEREAS, the Parties desire to incorporate all of the terms of the Previous Agreement and the Amendment into one agreement pursuant to this Agreement,

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, it is mutually agreed by and between the Parties as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

          "Actions" means:

          (1) In the U.S.: the action captioned RealNetworks, Inc. v. Microsoft Corp., Civil Action No. JFM-04-968, MDL Docket No. 1332, in the United States District Court for the District of Maryland, originally filed as Case No. C03-5717 (JW) (EAI), in the United States District Court for the Northern District of California ("the U.S. Action");

          (2) In the EU: Case COMP/C-3/37.792 that culminated in a decision of the European Commission on March 24, 2004 ("the EU Decision"), Microsoft's appeal from the EU Decision in the action captioned Microsoft v. Commission of the European Communities, Case T-201/04, the appeal in the action captioned Microsoft v. Commission of the European Communities, Case T-313/05 and the complaint filed by third party CCIA with the European Commission on February 11, 2003, including

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               any other filings concerning the appeal, implementation, or enforcement of the EU Decision; and

          (3) In Korea: The proceedings identified as Case No. 2005 Kyungchok 0375, Case Concerning Abuse of Market Dominant Position by Microsoft Corporation and Microsoft Korea, Inc.

"Affiliates" means any entity directly or indirectly controlling, controlled by or under common control with a Party hereto, where "control" means beneficial ownership of greater than fifty percent (50%) of equity interest therein.

"Change of Control" means a transaction or series of related transactions that results in (a) a sale to a single person or entity or two or more persons or entities acting as a "group" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder) of all or substantially all of the assets of a Party or of a line of business of a Party other than directly or indirectly to an Affiliate of such Party, (b) the transfer, directly or indirectly, to a single entity or such "group" of fifty percent (50%) or more of the outstanding voting power of a Party (other than directly or indirectly to an Affiliate of such Party), or (c) the acquisition by an entity or such "group", by reason of any contractual arrangement or understanding, of (i) the right or power to appoint or cause to be appointed a majority of the directors or persons serving similar functions of such Party or of a line of business of a Party or (ii) the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, management agreement or otherwise.

"OEM" means an original equipment manufacturer licensed by Microsoft to pre-install Windows operating system software on its new personal computers.

"Windows" means the software code (as opposed to source code) distributed by Microsoft to any licensee as Windows XP Home, Windows XP Professional, Windows XP Media Center Edition, the predecessors and successors to the foregoing operating systems distributed during the Term of this Agreement, including, as applicable, Windows Vista and its successors, including upgrades, bug fixes, service packs, or any other versions of Windows that support digital media for use with personal computers, servers, or devices. The term "Windows" also means the software code (as opposed to the source code) distributed commercially by Microsoft for use with server computers as Windows 2000 Server, Windows Server 2003 Standard Edition, Windows Server 2003 Enterprise Edition, Windows Server 2003 Data Edition, Windows Server 2003 Web Edition and their successors, including but not limited to upgrades, bug fixes, and service packs.

"Windows Vista" means the next major version of the Windows operating system to be released, which, when released, will supersede Windows XP and Service Pack updates thereto as the Microsoft flagship operating system. References in the Agreement to "Windows Vista" shall also be deemed to include all successors or future versions of the Windows operating system after Windows Vista that support digital media during the Term.

"Windows XP and Updates" means the Windows XP Home and Windows XP Professional versions of Windows, including Service Packs and other updates or modifications to those products. Windows XP and Updates does not include Windows Vista or its successors.

     2. Dismissal of the Actions: Real agrees that as soon as possible and in any event within five (5) business days of the Effective Date and provided that Real has received payment of the amount set forth in
          Section 4, Real shall take all steps necessary to conclude its participation in the


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          Actions with finality, with prejudice and with each Party to bear its own costs and attorneys' fees, including without limitation:

               a. In the U.S.: Filing a stipulation of dismissal with prejudice pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure, each Party to bear its own attorneys' fees and costs. The Parties agree to execute and file a stipulation in the form attached hereto as Exhibit A.

               b. In the EU: Submitting a formal notice of withdrawal from the Actions in Europe.

               c. In Korea: Submitting to the Korean Fair Trade Commission a letter withdrawing any and all complaints, reports or petitions it has filed with the Korean Fair Trade Commission with respect to the Actions or otherwise, and delivering to Microsoft a photocopy of the original letter and an affidavit confirming its submission.

     Real agrees that, as of the Effective Date, it will take no further steps to participate in the Actions, and will instruct its counsel, consultants, and representatives to take no further steps to participate on Real's behalf in the Actions, or in any other administrative or judicial proceedings anywhere in the world based upon the same facts, occurrences, or transactions complained of in the Actions (excluding intellectual property claims) unless both Real and Microsoft consent to such further participation. Real further warrants and represents that it has not submitted any other written complaints, reports, or petitions concerning the facts, occurrences, or transactions complained of in the Actions to any governmental entities or courts other than those identified in the definition of "Actions" in Section 1 and as required in Real's Securities and Exchange Commission filings. Real shall send the letter attached as Exhibit B to its counsel, consultants, and representatives and to the courts, investigators, or regulators participating in the Actions as of the Effective Date. Real's public statements and its communications shall be consistent with the terms and provisions of this Agreement. The duty to take no further steps in the Actions shall not, however, apply to (i) any communication in response to a request for information from any court, regulatory agency or governmental investigator of competent jurisdiction that has the power to compel the provision of such information, or (ii) any communication by Real required by the competition laws of any competent jurisdiction.

     Nothing in this Agreement shall preclude Real from participating in or being a member of any industry organization or association, even if that organization or association takes positions or engages in activities related to the Actions or the facts, occurrences or transactions complained of in the Actions; provided, however, that Real will not vote in favor of any such complaint within the organization or association and, subject to subsections (i) and (ii) in the preceding paragraph, Real will not file submissions or present testimony before the court or regulatory agency in a proceeding addressing the facts, occurrences or transactions complained of in the Actions.

     3.   Release.

          a. Real and its Affiliates hereby release and discharge Microsoft and its Affiliates, and their present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of and from any and all claims, actions, causes of action, suits, rights, damages, liabilities and demands, known or unknown, under the laws, rules or regulations of


                                        3

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          any country or jurisdiction anywhere in the world that each of them ever had, or now has, or may hereafter arise by virtue of new rights created in law or in equity that:

               (i) have been asserted or complained of in the Actions or that could have been asserted or complained of in the U.S. Action by Real (excluding intellectual property claims); or

               (ii) are based on the integration into Windows Vista of (a) (1) those functions and features that are integrated into Windows XP as part of Windows Media Player as of the Effective Date or (2) other media functions and features that are integrated into Windows XP as of the Effective Date and (b) that are integrated into Windows Vista in an equivalent manner as those media functions and features are integrated in Windows XP as of the Effective Date (excluding intellectual property claims). Notwithstanding the foregoing, Real is not releasing any claims concerning the integration into Windows after the Effective Date of any store or service providing digital media content.

          b. Microsoft and its Affiliates hereby release and discharge Real and its Affiliates, and their present and former directors, officers, employees, representatives, agents, attorneys or other legal representatives of and from any and all claims, actions, causes of action, suits, rights, damages, liabilities and demands, known or unknown, under the laws, rules or regulations of any country or jurisdiction anywhere in the world that each of them ever had, or now has, or may hereafter arise by virtue of new rights created in law or in equity that either have been asserted or complained in the Actions or could have been asserted or complained of in the U.S. Action by Microsoft or its affiliates (excluding intellectual property claims). This release also applies to any claim or complaint that Microsoft and its Affiliates may hereafter acquire or control by way of future acquisition or merger, provided that the claim or complaint would have fallen within the terms of this release if the claim or complaint had belonged to Microsoft and its Affiliates at the Effective Date.

          c. Waiver of Civil Code Section 1542. It is the Parties' intention in executing this Agreement that this Agreement shall be effective as a full and final accord and satisfaction and release of the Actions. In furtherance of this intention, the Parties acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          The Parties waive and relinquish any right or benefit that they have or may have under Section 1542 of the California Civil Code to the full extent that they may lawfully waive all rights and benefits pertaining to the subject matter of this Agreement.

          d. Protective Order in U.S. Action: Nothing contained in this Agreement modifies the Parties' obligations as set forth in the protective order for the treatment of confidential information entered in the U.S. Action.

     4. Cash Payment: On the fifth business day following the Effective Date, Microsoft will pay to Real the amount of four hundred sixty million U.S. Dollars ($460,000,000) by wire transfer. Microsoft shall provide twenty-four (24) hours advance notice to Real of the wire transfer. Real shall provide in writing on its letterhead and attached as Exhibit C to this Agreement, the following wire transfer


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          information: account name, account number, ABA number, bank address, and bank contact information.

     5. Technology: Microsoft shall provide Real with the information, services, and technical assistance as set forth in Exhibit D.

     6. Term: This Agreement shall enter into force as of the Effective Date. Except for the provisions of the Agreement entitled "Dismissal of the Actions" and "Release" (which shall be perpetual), this Agreement shall expire on May 1, 2011; provided, however, that the commitments regarding licenses contemplated in Section 5 shall expire ten (10) years from the Effective Date.

     7.   Senior Stakeholder Meetings and Program Management:

          a. Executive Sponsors and Senior Executives: Within fifteen (15) days of the Effective Date, each Party will appoint one (1) person with the title of Vice President or higher as the executive sponsor responsible for overall technical cooperation with the other Party ("Executive Sponsor") and will provide the contact information for that Executive Sponsor to the other Party. Each Party will have the right to replace its Executive Sponsor (provided the replacement is a person with the title of Vice President or higher) by providing written notice of such replacement to the other Party, such notice to include contact information for the new Executive Sponsor. Unless agreed otherwise, the Executive Sponsors will meet in person within thirty (30) days of the Effective Date and quarterly thereafter (in person or via telephonic conference) and as necessary pursuant to Section 8(a) below, to discuss and resolve any issues arising between the Parties and, to discuss the Parties' technical cooperation and exchange of relevant information pursuant to this Agreement. In addition to their respective Executive Sponsors, Microsoft and Real will appoint additional named senior executives to meet not less frequently than semi-annually, with the goal of maintaining and developing the working relationship and improved collaboration between the parties.

          b. Program Management Contacts: Within thirty (30) days of the Effective Date, each Executive Sponsor will appoint one person to manage the relationship and activities contemplated by this Agreement for that Party (a "Program Management Contact") and will provide the contact information for that Program Management Contact to the other Executive Sponsor. Each Party will have the right to replace its Program Management Contact by providing written notice of such replacement to the other Party's Executive Sponsor, such notice to include the contact information for the new Program Management Contact. Each Party's Program Management Contact will be responsible for managing that Party's operational obligations regarding deliverables under this Agreement and will be the day to day contact for the identification and resolution of issues between the Parties. The Program Management Contacts will meet in person or via telephonic conference, as needed and, no less than once each month during the term of this Agreement, to discuss the status of operational activities under this Agreement.

     8.   Dispute Resolution.

          a. Negotiation: The Parties agree that they shall attempt in good faith to promptly resolve within thirty (30) days in an amicable manner any controversy or claim arising out of or relating to this Agreement, or the claimed breach thereof ("Dispute"). The thirty (30) day negotiation period shall commence upon the receipt of written notice specifically setting forth the basis for any Dispute not resolved in the ordinary course of business. The notice shall include
          (a) a statement of that Party's position and a summary of arguments supporting that position, and (b) all requested relief. Unless otherwise agreed, within fifteen (15) days after receipt of the notice, the Executive Sponsors or their designees shall meet at a mutually acceptable time and place, and thereafter as often as they deem necessary, to attempt to resolve the Dispute. All negotiations pursuant to this Section 8(a) shall be confidential and the Parties will not rely on, or introduce as evidence, the conduct or statements of the Parties during these negotiations in any arbitral, judicial or other proceedings. Participation in negotiations pursuant to this Section 8(a) shall be a condition precedent to the initiation of arbitration proceedings as set forth in Section 8(b).

          b. Arbitration: Any Dispute relating to Section 5 of this Agreement which has not been settled within the required thirty (30) day negotiation period shall be settled by binding arbitration administered by an arbitrator(s) as described below. Unless otherwise specified herein, the Arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association, including the Optional Rules for Emergency Measures of Protection. Judgment on the award rendered by the arbitrator may immediately be entered in any court having jurisdiction.

               i. Appointment of Arbitrator. The first time either Party serves a written notice of a Dispute, either Party may, in its Dispute notice or by written notice ("Arbitrator Notice") thereafter, request the appointment of an arbitrator as provided in this Section 8(b). The Parties will, within forty-five (45) days of the Arbitrator Notice, agree on an arbitrator or arbitrators to be appointed. Each arbitrator is to be a neutral party who is either a practicing attorney or retired judge with experience in technology cases or an individual with a strong background in the technology subject to arbitration. As a condition to appointment, each arbitrator must agree in writing to maintain the existence, content (including all documents and submissions submitted to the arbitrator), and the results of any arbitration proceeding in confidence. If the Parties fail to agree upon a single arbitrator within ten (10) days of the Arbitrator Notice, the arbitration will be conducted by a panel of three (3) arbitrators appointed as follows. Each Party shall appoint one arbitrator. If either Party fails to appoint an arbitrator within twenty five (25) days of the Arbitrator Notice, the arbitrator chosen by the other Party shall serve as the sole arbitrator. If each Party appoints an arbitrator, then either (a) the Parties will mutually agree on a third arbitrator, or (b) if the Parties cannot agree on a third arbitrator, each Party within thirty
                    (30) days of the Arbitrator Notice shall nominate five candidates to serve as a third arbitrator. Each party may, within thirty-five (35) days of the Arbitrator Notice, strike two of the other Party's five candidates. The two arbitrators chosen by the Parties shall then, within forty-five (45) days of the Arbitrator Notice, agree upon the selection of a third arbitrator from the list of candidates identified by the Parties but not stricken. If the arbitrators selected by the Parties are unable to agree upon the third arbitrator, the third arbitrator shall be selected from the same list of non-stricken candidates by the American Arbitration Association. Any disputes as to the qualifications of an arbitrator will be submitted to the American Arbitration Association for resolution. The arbitrator(s) shall hear and decide all Disputes arising during his/her term of service. New arbitrators shall not be required for different or serial Disputes arising during the arbitrator's term. The provisions of R-18(a) of the Commercial Arbitration Rules ("Communication with Arbitrator") shall apply during the entire period of the arbitrator(s)' appointment, irrespective of whether a Dispute is pending.

               ii. Unless both Parties agree after full disclosure, the following shall not be eligible to serve as an arbitrator: any employee or former employee of either Party, any person who has served as an expert or counsel for either Party in any proceeding, or any


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                    person with a financial interest in either Party; provided, however, that indirect holdings of the stock of either Party through a mutual fund shall not be a basis for disqualification under this provision.

               iii. All arbitrators once elected shall be considered to be neutral arbitrators. The arbitrators may act on any matter by majority vote. In the paragraphs that follow, references to the arbitrator shall be deemed to mean, in the event of the Parties' failure to agree upon a single arbitrator, the three-member panel.

               iv. The arbitrator shall serve a one-year term, renewable each year upon agreement by the Parties. Any Party wishing to replace the arbitrator shall give notice to the other Party sixty (60) days before the anniversary of the arbitrator's appointment. If a Party gives such notice, or if the arbitrator becomes unavailable to continue serving for any other reason, the Parties shall agree on a successor within thirty (30) days of the notice or of learning of the arbitrator's unavailability. If the Parties fail to agree to a successor, they shall follow the procedures for selecting a three-member panel described above.

               v. In the event that a three-member arbitration panel is chosen, the members shall serve for a one-year term. The term of the arbitrator chosen by a Party may be renewed by the choice of the Party who chose that arbitrator. The term of the arbitrator chosen by the Parties' arbitrators may be renewed by the agreement of the Parties. If an arbitrator chosen by a Party requires replacement at any time, the Party who chose that arbitrator will choose the replacement. If the arbitrator chosen by the other two arbitrators requires replacement, then that replacement shall be chosen pursuant to the procedure set forth in Section 8(b)(i).

               vi. Notwithstanding the provisions of subparts iv. and v. above, an arbitrator's term shall be extended as necessary to complete an arbitration begun before his/her term expired.

               vii. Confidentiality. Except as may be required by law, neither a
                    Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

               viii. Duration of Arbitration. The award shall be made within three (3) months of the appointment of the arbitrator(s), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. The arbitrator shall set deadlines or modify deadlines set in the AAA rules so as to meet this deadline. In extraordinary cases, where the arbitrator determines that the issues are so complex as to preclude resolution within three (3) months, the arbitrator may extend the period of the arbitration, but in no event shall he/she extend the period so that the award is made more than six (6) months from the service of the notice of intention to arbitrate. These time limits may be extended by agreement of the Parties.

               ix. Locale. Unless otherwise agreed to by both Parties, the arbitration shall take place in a neutral location in Seattle, Washington.

               x. Modification of Arbitration Rules. The Parties may modify the rules applicable to any proceeding by mutual agreement.


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               xi.  The arbitrator shall hear and decide all Disputes arising during the term of his/her service. New arbitrators shall not be required for different or serial Disputes arising during the arbirator's term.

               xii. Liquidated Damages. The Parties agree that, for each breach of any provision of Section 5, the prevailing Party in any arbitration shall be awarded * as liquidated damages. For the purposes of calculating liquidated damages, although a single act may breach multiple provisions of this Agreement, such act shall count as a single breach for purposes of calculating liquidated damages. Damages shall begin to accrue as of the date of receipt of a written Notice of Arbitration. The arbitrator may, in his/her discretion, adjust the time period over which the liquidated damages will be assessed where the breach relates to the timeliness of compliance with a provision of Section 5 and/or the breach is one that, by its nature, cannot be cured. By agreeing to liquidated damages, the Parties acknowledge that
                    (i) such liquidated damages are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and (ii) such liquidated damages are necessary because actual damages arising from the loss of opportunity would not be determinable with any degree of certainty.

                    If either Party fails to pay the liquidated damages once determined by the arbitrator to be owing, the Party shall pay the costs and fees, including reasonable attorneys' fees and expenses, in connection with any action, including the filing of any lawsuit or other legal action, taken to enforce the arbitrator's award, together with interest on the amount of any unpaid damages at the publicly announced prime rate as reported in The Wall Street Journal from the date such damages were required to be paid.

               xiii. Cure by Posting to Windows Update. Each Party may cure any breach of its obligations under Section 5 of this Agreement through specific performance. In the case of Microsoft's obligations pursuant to Section 5 to include software code in Windows or to distribute software code with Windows, Microsoft may cure any such breach by distributing such software code through Microsoft's Windows Update service and including any such software code in the next commercially released version of Windows, provided, however, that Microsoft shall only be required to make modifications to any release of Windows if the scheduled release to manufacture date is more than 120 days from the date of such award. Liquidated damages shall cease to accrue as of the date that Microsoft posts the required software code on Windows Update; provided, however, that this Section shall not preclude the arbitrator from reviewing the adequacy or completeness of any attempted cure and from awarding liquidated damages corresponding to the applicable period until the Party successfully cures such breach. Microsoft further agrees to work promptly and in good faith with Real to identify a mechanism by which Real can effect distribution of such Windows software code as a silent download to Real's end users. For the purpose of this Section, "silent download" shall mean a download and subsequent installation that does not require user input or confirmation and in which no messages are generated by the Microsoft software during normal operation. Real shall assure that its EULA and the end user consent path is appropriate for the distribution mechanism.

----------
*    Confidential Treatment Requested


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               xiv. Remedy. The only remedies for any Dispute arising out of
                    Section 5 of this Agreement shall be specific performance and/or the award of liquidated damages pursuant to Section
                    8. Remedies imposed by the arbitrator shall be the sole and exclusive remedy for a breach of Section 5. In the event that the arbitrator awards specific performance that requires software code to be included in or distributed with Windows, that obligation shall be satisfied by posting any such software code on Microsoft's Windows Update service and including the software code in the next commercially released version of Windows, provided, however, that Microsoft shall not be required to make modifications to any release of Windows if the scheduled release to manufacture date is less than 120 days from the date of such award. Liquidated damages shall cease to accrue as of the date that Microsoft posts the required software code on Windows Update. Nothing in this provision limits the ability of the arbitrator to review the compliance of a Party with the arbitrator's decisions.

               xv. The arbitrator may not enjoin distribution of any Microsoft or Real product or the provision of any Microsoft or Real service based on the assertion of rights created by this Agreement and the Parties expressly waive such relief.

               xvi. Excusable Delay. If the arbitrator finds that any failure of a Party to meet the obligations set forth in Section 5 of this Agreement was the result of conditions or circumstances that were not attributable to the actions or inactions of that Party, the arbitrator may, in his/her discretion, elect not to award liquidated damages.

               xvii. Arbitration Costs. The prevailing Party, as determined by the arbitrator(s), shall be awarded all reasonable costs and fees of the arbitration contemplated by this Section (including, without limitation, the arbitrator(s)' fees and reasonable attorneys' fees).

               xviii. Opinion. The award of the arbitrator(s) shall be
                    accompanied by a written reasoned opinion.

     9. Notices: All notices in connection with this Agreement are deemed given as of the day they are received either by messenger, delivery service, or the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

          If to Microsoft:
          Microsoft Corporation
          One Microsoft Way
          Redmond, WA 98052-6399
          Attention: General Counsel
          Fax: (425) 706-7409

          If to Real:
          RealNetworks, Inc.
          2601 Elliott Avenue
          Seattle, WA 98121
          Attention: General Counsel
          Fax: (206) 674-2695

          or to another address as a Party may designate under this notice provision. In addition, notices sent by fax (with machine generated confirmation of transmission) in accordance with the above are


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          effective as of the date they are received so long as the Party delivering the notice provides a second notice in accordance with the other mechanisms above within five (5) days after the transmission of the facsimile. The parties may change the persons to be notified upon three (3) business days notice as provided in this Section.

     10.  Miscellaneous

          a. This Agreement may not be changed, amended, modified, terminated, waived or discharged except in writing by the Parties hereto. Microsoft must enter into standard, reasonable and non-discriminatory and fully paid up programmatic agreements with Real as reasonably appropriate to implement the provisions of this Agreement, provided that such agreements shall not impair or otherwise diminish either of the Parties' express rights or obligations hereunder. The applicable provisions of this Agreement shall prevail in the event of any conflict with any provision of such standard programmatic agreements or any standard SDK agreements.

          b. This Agreement may be executed in counterparts that, taken together, will be effective as if they were a single document.

          c. Neither this Agreement nor a Party's performance under this Agreement shall be construed, interpreted, or used in any way as an admission of the validity of any claims, causes of action, lawsuits, liabilities, defenses, damages, costs, expenses, attorneys' fees, amounts, rights, obligations, or any other things of any nature whatsoever released pursuant to this Agreement, nor as implying or establishing the validity thereof.

          d. This Agreement is governed by the laws of the State of Washington, excluding choice of law principles.

          e. Any failure by any Party to this Agreement to insist upon the strict performance by another Party of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the specific performance of any and all of the provisions of this Agreement. There shall be no estoppel against the enforcement of any provision of this Agreement, except by written instruments executed by the Party charged with the waiver of estoppel.

          f. Each individual signing this Agreement warrants and represents that he has the full authority and is duly authorized and empowered to execute this Agreement on behalf of the Party for which he signs.

          g. Section 8(b)(xii) of this Agreement sets forth the dollar amount that the prevailing Party in any arbitration shall be awarded per day as liquidated damages. Such amount is referred to in this Agreement as the "Liquidated Damages Amount". The Parties agree that the Liquidated Damages Amount is competitively sensitive information whose public disclosure would be harmful. The Parties agree to keep confidential the Liquidated Damages Amount. The Parties agree that Real will make a request for confidential treatment of the Liquidated Damages Amount in connection with any filing of this Agreement as an exhibit to any registration statement or periodic report filed with the Securities and Exchange Commission. The request for confidential treatment shall be made in a manner consistent with the SEC's Staff Legal Bulletin No. 1 "Confidential Treatment Requests" dated February 28, 1997 supplemented by an addendum dated July

               11, 2001. The request will seek a confidentiality term until October 11, 2015. Any confidentiality request shall be submitted to and approved by Microsoft in advance of filing. Notwithstanding the foregoing, nothing in this provision shall prohibit disclosure of the Liquidated Damages Amount to the Parties' attorneys and accountants or prohibit such disclosure as may be required by law or regulatory inquiry, judicial process, or order.

          h. Except as expressly stated in this subsection (h), this Agreement shall not confer any rights or remedies on any person or entity other than the Parties and their Affiliates. This Agreement shall be binding upon Microsoft and Real and their Affiliates and their respective successors. This Agreement shall benefit Microsoft and Real and their respective Affiliates and any person or entity to whom assignment or transfer is expressly permitted under this subsection (h). Except in connection with a Change of Control, neither Party may assign or transfer this Agreement in whole or in part except as provided in this subsection (h). Real or its assignees may not directly or indirectly assign or transfer this Agreement, or any rights or obligations hereunder, to Google or Apple, or any Affiliate of Google or Apple ("Affiliate" status for this purpose only being determined using a percentage of interest threshold of 30% or greater), whether by operation of contract, law or otherwise, except with the express written consent of Microsoft (which consent may be withheld in Microsoft's sole and arbitrary discretion). Any attempted assignment by either Party in violation of this subsection (h) will be void. In the event of an assignment or transfer relating to a line of business, either Party may assign or transfer only those sections of this Agreement as are directly related to the line of business; provided, however, that the assigning Party shall provide written notice of the Assignment to the other Party specifying those sections of the Agreement to be assigned or transferred. In no event shall the provisions of any subsection of Exhibit D to Section 5 be jointly held by a Party and its assignee(s). Any dispute about the scope of the assignment or transfer shall be resolved pursuant to Section 8. Notwithstanding the foregoing, in the event that Real assigns any commitment regarding licenses granted pursuant to Section 5, Microsoft shall have the right to consent to such assignment or transfer (which consent shall not be unreasonably withheld). In the event that Microsoft does not consent to such transfer, then the commitments regarding licenses may still be assigned or transferred, but following such assignment or transfer the licenses shall be subject to payment of royalties. In the event that Real assigns the right granted pursuant to Section 5 to require Microsoft to proxy or redirect consumers using Windows to servers hosted by RealNetworks, such assignment shall require Microsoft's consent which consent shall not be unreasonably withheld. To the extent the assignee of any right transferred by Real seeks to subsequently assign that same right to another person or entity, Microsoft shall have the right to consent to such assignment or transfer (which consent shall not be unreasonably withheld).

          i. Except for the obligations to make payments under this Agreement, each Party shall be relieved of the obligations to the extent that performance is delayed or prevented by any cause beyond its reasonable control, including without limitation, acts of God, public enemies, war, terrorism, civil disorder, fire, flood, explosion, failure of communication facilities, labor disputes or strikes or any acts or orders of any governmental authority.

          j. The section headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation of the Agreement.

          k. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

          l. This Agreement shall amend and restate the Previous Agreement (including the Amendment) in its entirety as of the Signing Date.

               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Signing Date.

MICROSOFT CORPORATION                   REALNETWORKS, INC.


By /s/ Bradford L. Smith                By /s/ Robert Kimball
   ----------------------------------      -------------------------------------
Bradford L. Smith                       Robert Kimball
Name (print)                            Name (print)
                                        Sr. Vice President, Legal and Business
                                        Affairs, General Counsel and Corporate
General Counsel                         Secretary
Title                                   Title

March 10, 2006                          March 10, 2006
Date                                    Date

                                    EXHIBIT A

                       IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF MARYLAND

IN RE MICROSOFT CORP.
ANTITRUST LITIGATION                     MDL Docket No. 1332

This Document Relates To:

RealNetworks, Inc. v. Microsoft Corp.,   Hon. J. Frederick Motz
Civil Action No. JFM-04-968

          STIPULATION FOR DISMISSAL WITH PREJUDICE AND [PROPOSED] ORDER

Plaintiff RealNetworks, Inc. and Defendant Microsoft Corporation, through their respective counsel of record, hereby stipulate to the voluntary dismissal, with prejudice, of all claims in the above-captioned matter, pursuant to Federal Rule of Civil Procedure 41(a)(1)(ii). Each party to bear its own costs and attorneys' fees.

IT IS SO ORDERED.

Dated:
       ---------------


                                       -----------------------------------------
                                       The Honorable J. Frederick Motz
                                       United States District Judge

                                         ---------------------------------------
DATED: October _____ , 2005              MARK S. OUWELEEN
                                         SEAN W. GALLAGHER
                                         REEGHAN W. RAFFALS
                                         JOHN BYARS
                                         BARTLIT BECK HERMAN PALENCHAR & SCOTT
                                         LLP
                                         54 W. Hubbard Street
                                         Suite 300
                                         Chicago, Illinois 60610
                                         Telephone: 312-494-4400
                                         Facsimile: 312-494-4440

RALPH H. PALUMBO                         DONALD E. SCOTT
LYNN M. ENGEL                            ERIC R. OLSON
THE SUMMIT LAW GROUP                     BARTLIT BECK HERMAN PALENCHAR & SCOTT
315 Fifth Avenue South                   LLP
Suite 1000                               1899 Wynkoop Street
Seattle, Washington 98104                8th Floor
Telephone: 206-676-7000                  Denver, Colorado 80202
Facsimile: 206-676-7001                  Telephone: 303-592-3100
                                         Facsimile: 303-592-3140

Of counsel:
ROBERT KIMBALL                           JAMES P. ULWICK (Bar No. 05530)
Senior Vice President & General Counsel  KRAMON & GRAHAM, P.A.
DAVID STEWART                            One South Street, Suite 2600
Vice President & Deputy General Counsel  Baltimore, Maryland 21202-3201
RealNetworks, Inc.                       Telephone: 410-752-6030
2601 Elliott Avenue                      Facsimile: 410-539-1269
Seattle, Washington 98121
Telephone: 206-674-2700
Facsimile: 206-674-2695

                                         Attorneys for Plaintiff,
                                         REALNETWORKS, INC.

                                         ---------------------------------------
                                         Ronald L. Olson
DATED:  October _____ , 2005             Gregory P. Stone
                                         Bradley S. Phillips
                                         Ted Dane
                                         Hojoon Hwang
                                         Munger Tolles & Olson LLP
                                         355 South Grand Avenue, 35th Floor
                                         Los Angeles, CA 90071-9100

David B. Tulchin                         Robert A. Rosenfeld
Steven Holley                            Heller Ehrman White & McAuliffe LLP
Richard C. Pepperman, II                 333 Bush Street
Sullivan & Cromwell                      San Francisco, CA 94104
125 Broad Street
New York, NY 10004-2498

                                         Attorneys for Defendant,
Thomas W. Burt                           MICROSOFT CORPORATION
Richard J. Wallis
Microsoft Corporation
One Microsoft Way
Redmond, WA 98052

                                    EXHIBIT B

                          [ON REAL NETWORKS LETTERHEAD]

Dear Sir/Madam:

On October 11, 2005, RealNetworks, Inc. and Microsoft Corporation entered into a Settlement Agreement. We are providing you with this letter to inform you that this Settlement Agreement resolves all three of the following legal matters:

     (1) In the U.S.: the action captioned RealNetworks, Inc. v. Microsoft Corp., Civil Action No. JFM-04-968, MDL Docket No. 1332, in the United States District Court for the District of Maryland, originally filed as Case No. C03-5717 (JW) (EAI), in the United States District Court for the Northern District of California ("the U.S. Action");

     (2) In the EU: Case COMP/C-3/37.792 that culminated in a decision of the European Commission on March 24, 2004 ("the EU Decision"), Microsoft's appeal from the EU Decision in the action captioned Microsoft v. Commission of the European Communities, Case T-201/04, the appeal in the action captioned Microsoft v. Commission of the European Communities, Case T-313/05 and the complaint filed by third party CCIA with the European Commission on February 11, 2003, including any other filings concerning the appeal, implementation, or enforcement of the EU Decision.

     (3) In Korea: The proceedings identified as Case No. 2005 Kyungchok 0375, Case Concerning Abuse of Market Dominant Position by Microsoft Corporation and Microsoft Korea, Inc.

This letter constitutes RealNetworks' formal notice that, pursuant to the Settlement Agreement, RealNetworks is (1) dismissing the U.S. Action with prejudice, (2) withdrawing from the Actions in Europe, and (3) withdrawing from the Action in Korea.

In the event you have any questions, please contact Robert Kimball, RealNetworks' Senior Vice President and General Counsel, at bkimball@real.com or
206.892.6121 or David Stewart, RealNetworks' Vice President and Deputy General Counsel, at dstewart@real.com or 206.892.6122.

Thank you for your cooperation.

Sincerely,


-----------------------------------------
Robert Kimball
Senior Vice President and General Counsel
RealNetworks, Inc.

                                    EXHIBIT C

                          [ON REAL NETWORKS LETTERHEAD]

October 10, 2005

Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Attention: Brad Smith, Senior Vice President, LCA

Re: Wire instructions for payment pursuant to Section 4 of Settlement Agreement

Dear Brad:

I am providing you with the following wire transfer information pursuant to
Section 4 of the Settlement Agreement between RealNetworks, Inc. and Microsoft Corporation. Real requests Microsoft split the $460 million payment pursuant to
Section 4 evenly and wire one-half to the following two accounts:

     The Bank of New York
     ABA: 021000018
     Account: 8900118377
     BNF (Beneficiary): STIT Liquid Assets Portfolio
     OBI (Other Beneficiary Information): FFC A/C 262212
     RealNetworks Digital Music of California, Inc.

     PNC Bank, Philadelphia, PA
     ABA: 0310 000 53
     Account: 85-2999-2181
     BNF: Mutual Funds Service

     OBI: Temp Fund FFC A/C 27941 RealNetworks Digital
     Music of California, Inc.

Microsoft has provided advance notice of the wire transfer, in accordance with
Section 4 of the agreement, which will take place on Tuesday, October 18, 2005.

In the event you have any questions, please contact Eric Russell, Vice President, Finance of RealNetworks. Eric's email address is erussell@real.com and his office telephone number is 206.892.6822.

Thank you for your cooperation.

Sincerely,


-----------------------------------------
Robert Kimball
Senior Vice President and General Counsel
RealNetworks, Inc.

                                    EXHIBIT D

                       TO THE SETTLEMENT AGREEMENT BETWEEN
                  MICROSOFT CORPORATION AND REALNETWORKS, INC.

                         WINDOWS TECHNOLOGY COMMITMENTS

1.   DEFINITIONS

For the purposes of this Exhibit only, the parties agree that the following terms shall have the meaning set forth below. All other terms shall have the same meaning as in the Agreement of which this is an Exhibit.

     1.1 "Commercially Practicable" means that after Microsoft enters into any such non-exclusive agreement for the distribution, promotion, use or support of any media experience software in Windows or related media formats that it remains financially and technically feasible and viable for such contracting OEM, ISV, IHV or content provider to enter into an agreement with a third party to provide at least equal distribution, promotion, use or support for software that competes with such media experience software in Windows or related media formats.

     1.2 A "Bona Fide Joint Venture" means any joint development, joint services or other similar commercial relationship entered into between Microsoft and one or more parties pursuant to which a legally recognizable new entity is formed in which Microsoft holds a thirty-three percent (33%) or greater ownership and/or economic interest, and which prohibits Microsoft and the other joint venture partners from competing with the object of the joint venture for a reasonable amount of time.

     1.3 A "Bona Fide Joint Development or Joint Services Arrangement" means any commercial agreement with any OEM, ISV, IHV, or content provider for a brand new product, technology or service, or any material value-add to an existing product, technology or service, in which both Microsoft and the OEM, ISV, IHV, or content provider each contribute significant developer and financial resources, and in which Microsoft has roughly an equivalent financial interest in the investment in and return from the agreement as the OEM, ISV, IHV, or content provider, and that prohibits Microsoft and the other party from competing with the object of the agreement for a reasonable amount of time. Agreements that are in the nature of ordinary course of business agreements for Microsoft shall not be considered "Bona Fide Joint Development or Joint Services Arrangement."

     1.4 "OCX" means the OLE Control Extension for the Windows Media Player, an independent platform module for the Windows Media Player that can be accessed by other software in a Windows operating system environment.

     1.5 "Windows Server Technology" means Windows Server 2003 and Windows Vista Server.

     1.6 "Windows Server 2003" means the Windows Server 2003 Standard Edition, Windows Server 2003 Enterprise Edition, Windows Server 2003 Data Edition, versions of Microsoft's server operating systems, including Service Packs and other updates or modifications to those products.

     1.7 "Windows Vista Server" means the next major version of the Windows server operating system to be released, which, when released, will supersede the Windows Server 2003 Technologies and Service update updates thereto as the Microsoft flagship server operating system, including successors, upgrades, bug fixes, service packs released during the term of this Agreement.

     1.8 "Windows Vista" means the next major version of the Windows operating system (including any Media Center Edition versions) to be released, which, when released, will supersede Windows XP and Service Pack updates thereto as the Microsoft flagship PC client operating system, including upgrades, bug fixes, service packs released during the term of this Agreement.

     1.9 "Windows XP" means the Windows XP Home, Windows XP Professional, and Windows XP Version of Media Center Edition versions of Windows including Service Packs and other updates or modifications to those products. Windows XP does not include Windows Vista or its successors.

     1.10 "Windows" means, unless otherwise specified, Windows XP and Windows Vista, as defined in this Exhibit, and successor versions of the same.

2.   METADATA HANDLERS

     2.1 No later than June 1, 2006, Microsoft shall provide Real with the appropriate technical information for Real to develop Metadata Handlers to be used to display metadata in the Windows shell in Windows XP, Windows Vista, and successors. As used in this Exhibit, "Metadata Handlers" means those metadata handlers that enable metadata stored within the file types that Real supports and that are not currently supported natively in Windows XP and Windows Vista and successor versions (i.e., where Windows Vista does not include a metadata handler for the relevant file type).

     2.2 Microsoft shall establish a program to distribute such Metadata Handlers with Windows XP, Windows Vista, and successors subject to reasonable and nondiscriminatory technical criteria and licensing requirements. The technical criteria shall be reasonably comparable to the types of criteria that Microsoft requires printer drivers to satisfy in order to be distributed with Windows XP. The licensing requirements shall be substantially similar to those in Microsoft's current, standard printer driver license except that Microsoft will provide to Real a license to use and distribute without restriction the "Microsoft Modifications" (as defined in such printer driver license).

     2.3 So long as Metadata Handlers developed by Real satisfy the technical criteria and licensing requirements and are delivered by Real in a timely fashion, Microsoft shall commence distribution of the Metadata Handlers for both Windows Vista and Windows XP on Windows Update no later than three (3) months after the release to manufacturing ("RTM") of Windows Vista. In addition, Microsoft shall use commercially reasonable efforts to commence distribution of such Metadata Handlers on Windows Update on or around the same date as the commercial release of Windows Vista. In the event that Microsoft has not established a programmatic offering in time to provide Real the necessary technical criteria and requirements, it shall nonetheless provide Real sufficient information to enable Real to distribute Metadata Handlers to Microsoft in time for Microsoft to distribute the Metadata Handlers in the time frames described in this Section 2.3.

     2.4 Microsoft shall distribute updates to the Real-supplied Metadata Handlers in a reasonably comparable time and manner as Microsoft distributes updates to printer drivers, such as including such Metadata Handlers with Windows "in the box" and via Windows Update.

     2.5 To the extent that installations of Windows Server Technologies are configured to enable the Windows client shell functionality, to enable local machine control of changes to machine state, and to enable the automatic update and/or installation of software, such installations will provide the same behavior relative to Real Metadata Handlers and corresponding functionality as described in this Section 2, subject to
          Section 10.

3. DISCOVERABILITY OF REAL CLIENT APPLICATIONS (FILE EXTENSIONS, MIME-TYPES, PROTOCOLS)

Microsoft will improve access to Real media files via the Windows Vista (and successor versions) shell and Internet Explorer by including functionality in Windows Vista (and successor versions) that provides the following general behavior:

     3.1 When an end user actuates (such as by double-clicking, selecting and hitting "enter," right-click "open,") on a proprietary Real media file (as identified by filename extensions or MIME type or protocol, each as identified by Real to Microsoft), and there is nothing on the machine that is registered as having the capability to render the content, the end user will be redirected through a reasonable user experience designed to be simple and intuitive, directly to a mutually acceptable Real web page (without rendering any intermediate Microsoft web pages) that allows end users to download Real software to render the file. Microsoft and Real both acknowledge that the goal is a clear and seamless experience that provides the end user with the opportunity to obtain software to play the selected file in a streamlined manner, taking into account: (i) that each additional step in the download process decreases download rates, contrary to the goal of a seamless experience requiring as few clicks as possible, and (ii) the need for end user notice and consent as part of the process. Microsoft shall in good faith take into account the foregoing factors in designing the user experience. Microsoft agrees to review with Real the design of the experience during the design phase.

     3.2 If any third party demands that Microsoft redirect users attempting to play a proprietary Real media file to such third party's web site or to a site that lists all third parties that have a right to playback proprietary Real media formats, Microsoft will so inform Real or direct such third party to Real. At its option, Real may choose to host a webpage offering a list of certain third party applications for which it has licensed Real media playback rights. Real will defend and indemnify Microsoft against any claims brought by third parties based on the fact that users seeking to play proprietary Real media files are being redirected to Real.

4.   FILE TYPE EXTENSIONS

     4.1 Microsoft will not automatically change files registered on a user's system that are associated with a Real application, except in connection with a clean and complete installation of Windows or a clean and complete re-installation of Windows where, in either case, the Windows installation process sets file type registrations. Microsoft will not query or prompt end users to change default settings for media file types that Windows Media Player can playback or manipulate and that it registers to handle unless and until Windows Media Player is launched by direct end user action, such as by double-clicking the Windows Media Player icon, from the start menu, from the quick launch bar, or from a user-initiated install. Silent installs of the Windows Media Player, such as what occurs during the installation of a Windows service pack, a complete Windows upgrade installation or an automatic installation from Windows Update, do not constitute "direct end user action" as contemplated in the previous sentence. Windows Media Player (starting in Windows Media Player 11) will require affirmative end user action to cause the Windows Media Player to change file type default settings. By way of example, a user experience wherein the Windows Media Player changes file type default settings merely by the end user hitting "enter" through one or more dialog screens without taking any other actions is not "affirmative end user action."

     4.2 In addition, beginning with Windows Vista (and including successor versions), if Windows has a control whose primary purpose is to set user file type defaults, it will identify the current default application and will offer consumers a clear and helpful dialog screen presenting a choice of applications that can register as the default player for media file types without presenting Microsoft's software in a qualitatively different manner than third party software, and will require an end user to affirmatively choose to change file type default settings.

     4.3 The operating system or Microsoft applications will never attempt to claim Real proprietary media file types unless Real has specifically licensed Microsoft technology or intellectually property rights to play back such file types. The parties acknowledge that, as of the Effective Date, Real has not granted such license to Microsoft.

     4.4 In Windows XP SP2 (and any future versions of Windows XP), Windows Vista, and successors, the Windows Autoplay feature is the mechanism for end users to choose which software handles device insertion and to select one software program as the future default handler for such actions. In such versions of Windows, Autoplay defaults will not be programmatically controllable by Windows (other than by the Autoplay feature itself) or any application, and may only be changed by direct end user action and choice. In such versions of Windows, the Autoplay feature will have a mechanism that allows new software that registers to handle device insertion to trigger the Autoplay dialog box to be presented again the next time a device is inserted, even if a default has previously been established by the user.

5.   ACTIVEX CONTROL WARNINGS IN IE

Microsoft will include functionality in the Internet Explorer browsing experience in Windows XP, Windows Vista and successors that provides the following general behavior for running Active X controls embedded on a web page:

     5.1 Microsoft will have a program involving reasonable and nondiscriminatory terms that allows specific ActiveX controls code on an end user's machine to be placed on a "safe" list, such that no security warnings will be presented to the user when the ActiveX control is running on an Internet web page; and

     5.2 The program will provide, again on reasonable and nondiscriminatory terms, a mechanism to remove ActiveX controls from such "safe" list in the event of bona fide security issues.

     5.3 For Windows Vista and successors, such functionality will be included in the version of Internet Explorer included in the RTM of Windows Vista. For Windows XP, such functionality shall be available with the next release of Internet Explorer released after the RTM of Windows Vista, to be released no later than three (3) months after the RTM of Windows Vista.

To the extent that installations of Windows Server Technologies are configured to enable the Windows client shell functionality and local machine control of changes to machine state, such installations will provide the same behavior as described in this Section 5 relative to the same versions of Internet Explorer, subject to Section 10 and to the installation of the Windows Server Technology being configured to enable the Windows client shell functionality.

6.   ACTIVEX CLASS ID HANDLER

     6.1 Microsoft will include functionality within Internet Explorer (starting with the versions described in Section 5 above) that provides the behavior described below when an end user renders a web page that attempts to invoke a Real ActiveX control that is on the "safe" list described in Section 5 but the control is not installed on the end user's machine. Internet Explorer will enable:

          (A) in the case of no 'codebase' attribute on the <object> tag, a redirect in a similar manner as that described in Section 3.1 above, through a reasonable user experience designed to be simple and intuitive, directly to a Real web site (without rendering any intermediate Microsoft web pages) where Real can provide an opportunity for the end user to download the appropriate Real software; or

          (B)  in the case where a 'codebase' attribute is present on the
               <object> tag and where the ActiveX control satisfies additional reasonable and nondiscriminatory provisions regarding the security of the ActiveX control and the site from which the ActiveX control is to be downloaded, through a reasonable user experience designed to be simple and intuitive, an experience that enables downloading the cab identified by the codebase attribute and install the software, without warnings, confirmations or user interface after the installation (other than warnings, confirmations or user interface that otherwise would occur after the installation of Microsoft software in other circumstances). The parties agree that the goal is to achieve an experience for providing access to Real's ActiveX controls that are on the "safe list" in a manner similar to that enabled in Windows XP SP1, as opposed to the manner in Windows XP SP2.

     6.2 Microsoft and Real both acknowledge that the goal for the experiences described in Sections 6.1(a) and 6.1(b) is a clear and seamless experience that provides the user with the opportunity to obtain software to play the selected file in a streamlined manner, taking into account: (i) that each additional step in the download process decreases download rates, contrary to the goal of a seamless experience requiring as few clicks as possible, and (ii) the need for end user notice and consent as part of the process. Microsoft agrees to review with Real the design of the experience during the design phase.

     6.3 To the extent that installations of Windows Server Technologies are configured to enable the Windows client shell functionality and local machine control of changes to machine state, such installations will provide the same behavior as described in this Section 6 relative to the same versions of Internet Explorer, subject to Section 10.

7.   OTHER TECHNICAL ACCESS

     7.1 Within six (6) months after the RTM date of Windows Vista, Microsoft will provide an ASX parser that works on Windows XP and successor versions that (i) allows ISVs to create applications that can execute the parsed ASX files without using the Windows Media Player or the OCX, and (ii) that parses ASX files in a manner such that relevant meaningful instructions are returned to the ISV application, to enable the application to reproduce a presentation that is functionally equivalent in all material respects to the one that is produced by the Windows Media Player after parsing of ASX files. In addition, Microsoft shall supply technical information relating to the grammar of the parsed ASX files so as to enable Real and other ISVs to implement functionality described by the grammar in a manner equivalent to the Windows Media Player's implementation of such functionality.

     7.2 Microsoft shall work in good faith over time to expose more media functionality and control features in the Windows Media Player (including versions of the Windows Media Player included with Windows Server Technologies) via APIs through the OCX in future versions of the OCX. Microsoft shall expose such important features on more expedited timeframes than past exposures of APIs, with a goal of enabling ISVs to build richer media playback experiences utilizing Windows Media technologies made available through the OCX without requiring the use of the Windows Media Player user experience. In working to expose additional features, Microsoft shall consider in good faith input and requests from Real to make available particular features, including access to hardware controls used by the Windows Media Player. Real acknowledges that Microsoft's ability to make additional features available depends in part upon (i) the long term stability of the feature and enabling technology, due to developer community reliance upon the API once it is exposed; (ii) third party intellectual property rights to the extent that the feature or enabling technology within the Windows media experience is subject to third party intellectual property rights; and (iii) compliance rules and robustness rules for protected content or enabling technology for protected content.

     7.3 During the planning phase for new releases and updates of Windows, the parties shall meet to enable Microsoft's technical representatives to take input and requests from Real to make particular features available. As builds of the new releases and updates of Windows are made available to Real, Microsoft shall accept additional feedback from Real. Periodically, the executive and sponsor meetings between the parties shall evaluate the progress in these matters.

8.   GENERAL SHELL EXTENSIONS

Microsoft agrees that any functionality in the Windows shell (in Windows XP, Windows Vista, and successor versions) that launches the top level window that is the Windows Media Player will be available for Real to register as the default handler. The Windows features that provide views of files on the user's PC (e.g., Explorer in the current version of Windows XP, including the default directory views, My Music, My Videos, My Photos views, and My Games, and virtual folders Windows Vista) will respect media file extension and mime type defaults registered by third party applications, including Real's applications, in a manner comparable to the way these defaults are handled in Windows XP, which allows third party applications to register to handle user initiated shell actions on such files.

9.   MEDIA CENTER EDITION

Beginning with Windows Vista, the software that provides the "Media Center" experience (i.e., the successor to the software for the "10 foot experience" in Windows XP Media Center Edition) will enable an end user to select a service from the "Online Spotlight" feature (such as Rhapsody) and have that service be promoted on the main menu for the "Media Center" experience. In addition, Microsoft will explore in good faith enabling within the software that provides the "Media Center" experience a feature that allows an end user to add a persistent service from the "Online Spotlight" to that end user's main menu of the "Media Center" experience software.

10.  WINDOWS SERVER TECHNOLOGIES

Notwithstanding anything to the contrary herein, (i) Microsoft may include in Windows Server Technologies mechanisms that enable an end user or administrator to disable certain features in order to lock down the security of the installation and (ii) the provision or use of such mechanisms on Windows Server Technologies is not a breach of any provision of this Exhibit.

11.  LICENSING OF WMA/WMV/WMDRM

Microsoft will license to Real WMA and WMV current codecs on Microsoft's current standard terms available at http://www.microsoft.com/windows/windowsmedia/licensing/licensing.aspx and
Microsoft's streaming media protocols under the Microsoft Communications Protocol Program described at http://members.microsoft.com/consent/Info/default.aspx. Microsoft confirms that such licenses do not include any restrictions on transcoding into and out of other compression formats. Such license for the protocols shall include the right to use the protocols to deliver content using Windows Media Audio ("WMA") or Windows Media Video ("WMV") formats or codecs, or using Windows Media Digital Rights Management ("WMDRM") content to any client with the licensed ability to decode it. Microsoft will allow Real to license WMDRM for Devices Agreement on Microsoft's standard terms.

12.  ENABLING TRANSCRYPTION FROM WMDRM INTO HELIX

Microsoft will include functionality and rights (i) for third parties protecting content in WMDRM to specify that their content can be transcrypted from WMDRM into Helix DRM in accordance with a WMDRM-Helix DRM rights mapping document referenced in the Compliance Rules for WMDRM, and (ii) for Real and third parties building software applications to obtain certificates (e.g., authentication certificates, keys, etc.) and transcrypt such content. Microsoft and Real will cooperate to develop and agree upon a WMDRM-Helix DRM rights mapping document that describes how content usage rights originally expressed in a WMDRM license should be expressed in the rights expression language used by Helix DRM in a functionally equivalent manner. Such functionality will be included in the RTM of Windows Vista and successors, and in the version of the Windows Media Format SDK that will ship with the beta version of Windows Media Player 11.0 for Windows XP. In any event, Microsoft will provide Real with earlier access to relevant information and materials prior to the releases specified in the previous sentence. To the extent that the enabling Microsoft technology described in this Section 12 runs on Windows Server Technology, Microsoft agrees that the provisions of this Section 12 apply to such enabling Microsoft technology and associated licenses.

13.  TRANSCRYPTION INTO WMDRM ON DEVICES

     13.1 No later than the earlier of July 1, 2007 or the date Microsoft makes available such a license to third parties, Microsoft shall offer Real a license on fair and reasonable terms similar to its existing Windows Media DRM licenses that enables Real to:

          (A) on a non-Windows device, encrypt into Windows Media DRM content that has been compressed in a format supported by WMDRM where the content was previously protected by Real's Helix DRM and then generate a WMDRM for Portable Devices license that authorizes the content to be rendered on a WMDRM for Portable Devices-compliant device;

          (B) on a non-Windows personal computer, encrypt into Windows Media DRM content that has been compressed in a format supported by WMDRM where the content was previously protected by Real's Helix DRM and then generate a WMDRM for Portable Devices license that authorizes the content to be rendered on a WMDRM for Portable Devices-compliant device; and

          (C) on a non-Windows personal computer or device, encrypt into Windows Media DRM content that has been compressed in a format supported by WMDRM, where that content was previously protected by Real's Helix DRM to allow the content to be streamed for playback to a WMDRM for Network Devices-compliant device (e.g., a Windows Media Connect Device).

     13.2 In connection with such license, Microsoft shall supply Real with a source code porting kit with an implementation enabling the scenarios above and the appropriate WMDRM keys and certificates no later than the earlier of July 1, 2007 or the date Microsoft makes available such materials to third parties. During the development phase for the technology, Microsoft shall provide Real with information (including technical briefings) and materials such as early technology adopter builds and participation in beta programs. Real's Technical Account Manager (as defined in Section 17) shall help facilitate such interim cooperation.

     13.3 For clarity:

          (A) Real may exercise such rights with respect to content protected by Real's Helix DRM even if compressed using codecs other than a compression format supported by WMDRM, provided that Real transcodes the content into a compression format supported by WMDRM prior to encrypting into WMDRM.

          (B) Real is required to license separately the rights controlled by third parties or standards groups needed to transcode and transcrypt the source content out of the codec and content protection formats in which the content is originally stored.

          (C) The license granted by Microsoft will not cover any Microsoft intellectual property rights that apply to the compression format or content protection system in which the content is originally stored. Such rights may be otherwise granted by Microsoft, for example, under the Covered Licenses.

14.  ACCESS TO PROTECTED MEDIA PATH IN WINDOWS VISTA

In Windows Vista, Microsoft is including a new secure media processing pipeline ("PMP"). In order to function within the secure environment created by PMP, all components must obtain a certificate from Microsoft. Microsoft agrees that, starting with Windows Vista and in successor versions:

     14.1 Software developed by Real will have the same access to PMP APIs as the Windows Media Player has relative to the Windows Media Audio codec, Windows Media Video codec, and Windows Media DRM components that can operate within PMP (such components hereafter referred to as the "MS Format Components"). Such API access will not require use of the Windows Media Player or the OCX. Such API access will provide software developed by Real with the access to the same range of control and functionality provided by the MS Format Components (e.g., play/pause/stop/ff/rw/seek, transfer, transcode) as the Windows Media Player has. All PMP APIs used by the Windows Media Player to control access and functionality of "MS Format Components" will also be equally available for use by Real with "Other Format Components" (as defined in Section 14.2).

     14.2 Microsoft will agree to license to Real on reasonable and nondiscriminatory terms the certificates (e.g., authentication certificates, keys, etc.) necessary for other codecs and DRM components (including Real's own codecs and DRM components) to function within the secure environment created by PMP (such components hereafter referred to as "Other Format Components"). Such reasonable and nondiscriminatory terms will require the Other Format Components to comply with Microsoft's Robustness Rules and Compliance Rules for PMP and may require third party conformance testing. Microsoft will not, however, require Real's Other Format Components to comply with any provision of the Robustness Rules, Compliance Rules, testing requirements, or other security requirements that the MS Format Components do not comply with. Subject to the Robustness Rules, Compliance Rules, and other security requirements that are equally applicable to the MS Format Components, the Other Format Components will have access to the same range of functionality provided by PMP as the MS Format Components (e.g. process protection, debugger protection, secure authenticated channel to audio and video cards, signaling analog protections, output control, and image constraints).

To the extent that the enabling Microsoft technology described in this Section 14 runs on Windows Server Technology, Microsoft agrees that the provision of this Section 14 apply to such enabling Microsoft Technology, subject to Section 10.

15.  SHOP FOR MUSIC ONLINE

     15.1 Subject to Real's web-based music service satisfying the criteria in
          Section 15.3, Microsoft will include links to a Real web-based music service in the list of stores in the "Shop for Music Online" web site. The "Shop for Music Online" website and URL shall not be branded with a "Windows Media" or "MSN" related trademark but may include a primary Microsoft trademark, such as, for example, "Microsoft" or "Windows". Microsoft will include a link to a Real web-based music service in the "Shop for Music Online" experience in versions of Windows starting with versions of the Windows Media Player 9 and other versions of Windows Media Player during the Term. A link to a Real web-based music service shall be included for versions of Windows XP with Windows Media Player 9 installed no later than February 28, 2006 or 30 days after satisfaction of the criteria, whichever is later and in versions of Windows XP with Windows Media Player 10 installed no later than April 1, 2006 or 30 days after satisfaction of the criteria, whichever is later. For clarity, the provisions of this Section apply to versions (if any) of the "Shop for Music Online" web site accessible by the foregoing versions of the Windows Media Player installed on Windows Server Technology, subject to Section 10 and subject to the installation of the Windows Server Technology being configured to enable the Windows client shell functionality.

     15.2 Subject to Rhapsody satisfying the applicable criteria set forth in the Online Digital Content Commercial Service Agreement for Windows Media Player Version 10 (as negotiated) ("WMP 10 Listing Agreement"), Microsoft will include Rhapsody in the list of online music stores in Windows Media Player, starting with versions 9 and 10 (including such versions of the Windows Media Player running on Windows Server Technology, subject to Section 10). Timing for inclusion in Windows Media Player is no later than the first on-boarding window after Rhapsody satisfies the uniformly applied criteria.

          (A) For the purpose of Exhibit 2, Section 5(a) of the WMP 10 Listing Agreement, the Parties agree that playback of a streaming service via an ActiveX control hosted in a HTML page rendered within Windows Media Player satisfies the requirement for 'native' playback. The parties shall amend Exhibit 2, Section 5 of the above agreement to enable Real's service within Windows Media Player 10 to display advertisements in a separate "pop up" window, provided that the advertisement pop up is generated in response to user action on the HTML page rendered within the Windows Media Player, and not automatically presented to the user.

          (B) Notwithstanding the requirements of the WMP 10 Listing Agreement, the parties agree that Real may limit the features offered in version of Real's service listed in the Windows Media Player to only the minimum required for inclusion and may provide other features through other stand-alone applications (e.g. RealPlayer, Rhapsody). In addition, Microsoft agrees that as part of the service listed within the Windows Media Player, Real may offer a trial or promotional version of its service that does not require users to subscribe, provide any information or create a billing relationship, such as Rhapsody 25 (for which Real may not provide customer support) so long as Real also includes a full version of a bona fide commercial service requiring a billing relationship in the overall service offering listed within the

               Windows Media Player. In addition, notwithstanding anything to the contrary in the WMP10 Listing Agreement, for a period of four
               (4) months after the execution of this Agreement, Real's service made available through the Windows Media Player may launch a separate browser window that provides the playback controls for the digital media streams. At the end of the four month period, if Real's service listed within the Windows Media Player does not playback within the Windows Media Player without launching a separate browser window, Microsoft shall have the option to remove Real from the listing, upon notice to Real, until such time as Real is in compliance with the WMP10 Listing Agreement.

     15.3 To be eligible for listing in the "Shop for Music Online" web site, a web-based music service must:

          (A) Offer a web-based experience for end users to purchase a broad catalog of music;

          (B) Operate 24 hours a day, 7 days a week with a guaranteed uptime of 99% with no single unscheduled outage exceeding 4 hours;

          (C)  Comply with all applicable laws, rules, and regulations;

          (D) Not automatically install any software on an end user's machine, or change any settings on the end user's machine (including changing default settings or user settings) without providing reasonable notice and obtaining affirmative end user consent to the installation or change;

          (E)  Include and comply with its own reasonable privacy policy;

          (F) Not contain or advertise content that is obscene, defamatory, libelous, slanderous, profane, indecent or unlawful unless explicitly marked and controllable via parental controls;

          (G) Be a party to binding online content distribution agreements with and content supplied by at least three (3) of the five (5) major record labels;

          (H)  Make available at least 200,000 unique music tracks;

          (I) Make available at least 5,000 music tracks released during the prior 24 months; and

          (J) Comply with other reasonable and uniformly applied security criteria established by Microsoft.

          Microsoft shall provide Real with notice and a 30-day opportunity to cure before automatically removing Real from the list for noncompliance with Section 15.3, except that Microsoft may immediately suspend access to the link in the event of a major security issue, in which case Microsoft shall immediately notify Real.

16.  PLAYS4SURE LOGO PROGRAM

No later than June 1, 2006, Microsoft will enhance its "Plays4Sure" logo program to ensure that Real services will qualify for using the logo in connection with their content so long as: (i) the Real service whose content will be marked with the logo supports Windows Media codecs and Windows Media DRM and the content from the service plays on Plays4Sure devices; (ii) the service develops and distributes a "license refresh module" and enables cached credentials to ensure that the WMDRM licenses for the content remain up to date such that the content can play and flow throughout the Plays4Sure Windows media experiences (including Plays4Sure devices); and (iii) the service meets other reasonable technical criteria established by Microsoft in connection with the launch of the program (as reasonably updated from time to time), provided that such technical criteria shall not require that the service render through the Windows Media Player or plug-in to the Windows Media Player (or other competitive media experience). In addition, Microsoft's "Plays4Sure" logo program for devices will not require that services supplying content to the device render through the Windows Media Player or plug-in to the Windows Media Player (or other competitive media experience). If Microsoft develops a logo program with goals comparable to "Plays4Sure", the provisions of this Section 16 shall apply to such logo program.

17.  TECHNICAL SUPPORT FOR REAL'S DEVELOPMENT EFFORTS

Microsoft shall provide engineering support to Real for its software development and compatibility efforts by making available to Real, at Microsoft's expense, a Microsoft Technical Account Manager (an engineer skilled in Windows Media technologies) ("TAM") on a full-time basis. If the TAM is not reasonably acceptable to Real (based on the TAM's experience with Windows Media technologies, ability to escalate and address issues, and general fit with Real's engineering team) at Real's request Microsoft shall offer a substitute individual to act as the TAM. This dedicated TAM shall have (or be provided, as necessary) access to source code as needed (including source code for Windows Media functionality contained in Windows Server Technologies), and shall provide Real technical guidance on how, where possible, to use existing and exposed Windows Media functionality to implement features desired by Real. The TAM shall provide highest priority to responding to Real's requests for technical guidance. The TAM will be an incremental resource - separate from and in addition to any engineers made available to Real pursuant to Real's existing Product Support Services ("PSS") contract, but will have backup support within the PSS organization as well as direct access to the Windows development team. The TAM shall work to provide Real with information and facilitate access to relevant Programmatic Resources (as defined in Section 22), programmatic offerings, and other opportunities described in Sections 19-25 and other applicable Sections of this Exhibit relative to technologies in Windows Server Technology.

18.  FULLY PRE-PAID LICENSES TO WM TECHNOLOGIES

     18.1 The "Covered Licenses" (as defined below) shall be fully paid up as part of the consideration for the Releases granted in the Agreement, and Real will not be obligated to make any additional payments. The parties acknowledge that the payments in Section 4 of the Agreement have been already adjusted to reflect the costs of such licenses. Notwithstanding anything to the contrary in the Covered Licenses, the term of each of the Covered Licenses shall be coterminous with the Term of this Agreement or, in the event that it is not coterminous, Microsoft shall allow Real to renew the license, or acquire a license for future versions of the applicable technology, subject to the terms of this Section 18, until at least the end of the Term of this Agreement. The Covered Licenses are (i) WMDRM 10 for Devices Development and Interim Product Distribution Agreement; (ii) WMDRM 10 for Devices Final Product Distribution Agreement; (iii) Windows Media Format Components Final Product Agreement; (iv) Windows Media Format Components

          Interim Product Agreement; (v) WMDRM Transfer Certificate License for Microsoft Windows Media 9.5; (vi) Microsoft Windows Media 10 Rights Manager SDK; (vii) the future WMDRM Transcryption licenses described in Sections 12 and 13 above; (viii) the Microsoft Windows Media Technology Agreement Windows Media Player 10; (ix) Windows Media Player Distribution Agreement; (x) any licenses contemplated by Sections 2, 5, 7, 14, 16, and 19-25 of this Exhibit; and (xi) any successor or replacement versions of the above license agreements corresponding to future releases of Windows, Windows Media technologies, or components thereof during the Term (e.g., WMDRM 11 for Devices Development and Interim Product Distribution Agreement).

     18.2 Microsoft represents that the version of the Covered Licenses existing as of the Effective Date do not contain any of the following provisions or, to the extent that any version does include such a provision, such provision shall not be binding upon Real:

          (a) A restriction prohibiting transcoding out of the Windows Media audio or video compression formats into other compression formats;

          (b) A requirement that using Windows Media technologies requires the licensee to refrain from including competitive technologies in its products;

          (c) A requirement that using Windows Media technologies requires the licensee to license to Microsoft or other users any of the licensee's patent rights on a royalty-free basis; or

          (d) A requirement that a licensee under the Covered Licenses must include a promotional Microsoft logo or branding on its licensed products. For clarity, the foregoing does not apply to reasonable intellectual property notices of the type described in the versions of the Covered Licenses existing as of the Effective Date, and Microsoft may include similar reasonable intellectual property notice requirements in the Covered Licenses and future versions of the same.

     18.3 If during the Term of this Agreement, future versions of the Covered Licenses (or other licenses covering future versions of the technology covered by the Covered Licenses) contain provisions enumerated in
          Section 18.2, then at Real's request, Microsoft shall, at Microsoft's option, either (i) modify the future version of the Covered License to remove the applicable provision during the Term of this Agreement, or
          (ii) extend the terms of the version of the Covered License current as of the Effective Date of this Agreement to the applicable version of the technology covered by the Covered License until the expiration of this Agreement.

     18.4 Current and future licenses for the technology covered by the Covered Licenses may have provisions relating to "Excluded Licenses" (as defined below). At Real's request, Microsoft shall modify such licenses to clarify that such provisions apply only to the Microsoft software or "Developed Technology" (as defined in the Covered Licenses) licensed or developed under the applicable license and do not apply to other software distributed in connection with such software (provided that such distribution does not cause the Excluded License to apply to the implementation of such software). "Excluded License" is any license that requires, as a condition of use, modification and/or distribution of software subject to the Excluded License that such software or other software combined and/or distributed with such software be (x) disclosed or distributed in source code form; (y) licensed for the purpose of making derivative works; or (z) redistributable at no charge.

     18.5 At Real's request, Microsoft shall amend the Windows Media Format Components Final Product Agreement and Windows Media Format Components Interim Product Agreement to provide Real with a perpetual, irrevocable (other than for breach) and fully paid-up right and license to continue to develop, reproduce, and distribute implementations of the Windows Media decoders licensed under such agreements after the expiration of their terms, with the understanding that any such amendment will not include indemnity coverage for distribution of such implementations or other exercise of such license rights after the expiration of the original term.

     18.6 For clarity, the provisions of this Section 18 apply to all of the Covered Licenses, regardless of whether the licensed Microsoft technology runs on Windows XP, Windows Vista or successor versions, or Windows Server Technology.

19.  CONTRACTUAL ASSURANCE OF EQUAL ACCESS TO MICROSOFT WINDOWS APIS

Microsoft shall review relevant programs and work with Real to confirm full parity access to Microsoft Windows APIs (including interfaces and other necessary technical information) compared with other ISVs. In addition, Microsoft shall provide Real with sufficient documentation to the DirectShow A/V renderers.

20.  CONTRACTUAL ASSURANCE OF EQUAL ACCESS TO WINDOWS VISTA DISCLOSURES

No later than when Microsoft makes a declared "IDW" build available to any ISV outside of Microsoft, Microsoft shall make available to Real (via web download, FTP, physical media delivery, or comparable means of Microsoft's choice) each such declared IDW build out of the main Windows build lab. Such builds will be made available on a periodic basis separately from the customary public beta program for Windows Vista (or successors).

21.  CONTRACTUAL ASSURANCE OF EQUAL ACCESS TO POST-WINDOWS VISTA DISCLOSURES

For versions of Windows released after the first RTM release of Windows Vista, subject to Real's execution of then standard license agreements for the applicable pre-beta and beta disclosure program(s), Real (i) shall be invited to the first ISV design preview, and (b) shall be provided access to IDW or comparable builds at a time on MFN terms compared to other ISVs on timing and programmatic terms and conditions. As used in this Exhibit, "MFN terms compared to other ISVs" means the programmatic terms generally available to ISVs, with assurance that no other ISV building software or services similar to Real is receiving more favorable terms than Real.

22. CONTRACTUAL ASSURANCE OF EQUAL ACCESS TO PARTICIPATION IN RELEVANT ISV PROGRAMS

Microsoft will make available to Real any related tool kits, software releases, technical documentation, or training programs ("Programmatic Resources") generally made available to other ISVs who create applications or services for streaming or playback of audio and video files, or develop and deliver casual gaming that is intended to interact with Windows. Microsoft will put in place mechanisms so that Real receives access to those resources on MFN terms compared to such other ISVs.

23.  CONTRACTUAL ASSURANCE OF EQUAL ACCESS TO VISIBILITY TO RELATED RESOURCES

In the event that Microsoft creates programmatic offerings to ISVs who build media or gaming applications intended to interact with Windows, Microsoft will make available to Real access to those programs and associated Programmatic Resources. Microsoft will put in place mechanisms so that Real receives access to those resources on MFN terms compared to other ISVs.

24.  CONTRACTUAL ASSURANCE OF EQUAL ACCESS TO ADDITIONAL PROGRAMMATIC OFFERINGS

In response to inquiries from Real concerning existence of other programmatic offerings to ISVs in categories that Real reasonably believes would be relevant to a current or planned business of Real, Microsoft shall determine whether such programs exist, and shall provide reasonable access to such program and associated Programmatic Resources. Real participation in those additional Programmatic Resources will be on MFN terms compared to other ISVs. Microsoft and Real will regularly discuss the availability of such programs that are relevant for Real during the senior stakeholder meetings described in this Agreement. Nothing in this provision will require Microsoft to create new or additional Programmatic Resources.

25.  CONTRACTUAL ASSURANCE OF EQUAL ACCESS TO WINDOWS PLANNING AND ROADMAP

Microsoft will provide a named contact to assist Real in submitting suggestions for changes to existing, or additions of new, APIs for Windows XP, Windows Vista, and successors and to coordinate discussions between Microsoft and Real product managers and developers concerning the API and feature roadmap for Windows XP, Windows Vista, and successors. Such discussions will be on at least MFN terms compared to other ISVs engaged in similar discussions.

26.  OEM CONFIRMATION OF OEM CUSTOMIZATION FLEXIBILITY

     26.1 Microsoft shall make available to Real the OEM Preinstallation Kit ("OPK") documentation for Windows that describes OEM customization rights in addition to updated documentation (as provided to OEMs) sufficient to provide Real with detailed information regarding an OEM's customization opportunities for Real's software and services. The OPK describes all of the rights of OEMs to customize Windows. In the event that the OEM Windows Desktop Operating System License Agreement is amended to supplement, conflict with, or override any such customization opportunities, Microsoft shall provide appropriate, timely clarification to Real. The initial delivery vehicle for the OPK documentation to Real shall be a single copy of the English language OEM System Builder kit and will include a single copy of the Windows XP product media that can be used for testing purposes. In addition, Microsoft shall grant Real access to relevant password protected portions of OEM.MICROSOFT.COM for up to five (5) contacts. This site includes links to updated Windows XP product code and OPK documentation.

     26.2 Microsoft shall also provide Real a letter that Real may share with OEMs that confirms the OEM's right to configure the out-of-box-experience, and that confirms that Real may enter into an agreement with an OEM to set media defaults and settings to Real technology or services.

     26.3 Microsoft will disclose to Real in a timely fashion any provisions in PC OEM MDF programs that relate to customization options in the areas of promoting in first boot Windows Media Player, music or video services or playback, or casual gaming.

27.  NO EXCLUSIVE DEALS

During the Term, Microsoft shall not enter into any agreement with an OEM, ISV, IHV, website, service provider or content provider that grants consideration on the condition that such OEM, ISV, IHV, website, service provider or content provider distributes, promotes, uses, or supports, exclusively any media experience software in Windows or related media formats. Microsoft may enter into agreements in which such an entity agrees to distribute, promote, use or support media experience software in Windows or related media formats in a fixed percentage whenever Microsoft in good faith obtains a representation that it is Commercially Practicable for the entity to provide equal or greater distribution, promotion, use or support for software that competes with such media experience software in Windows or related media formats. The provisions of this Section 27, however, shall not apply to (a) any Bona Fide Joint Venture, or
(b) any Bona Fide Joint Development or Joint Services Arrangement, where the Bona Fide Joint Venture, Bona Fide Joint Development or Joint Services Arrangement prohibits such entity from competing with the object of the Bona Fide Joint Venture or Bona Fide Joint Development or Joint Services Arrangement for a reasonable period of time.